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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                          SHINE MEDIA ACQUISITION CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

           Units (comprised of 1 share of Common Stock and 2 Warrants)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    824564207
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 21, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 824564207                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Level Radar Master Fund, Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        500,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     500,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.55%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 824564207                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Level Global Investors, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        500,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     500,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.55%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 824564207                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Level Global, L.L.C.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        500,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     500,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.55%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 824564207                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David Ganek
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        500,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     500,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.55%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 824564207                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Anthony Chiasson
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        500,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     500,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.55%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a)  Name of Issuer:

            Shine Media Acquisition Corp.

            --------------------------------------------------------------------

Item 1 (b)  Address of Issuer's Principal Executive Offices:

            1230 Avenue of the Americas, 7th Floor,
            Rockefeller Center, NY, NY 10020
            --------------------------------------------------------------------

            Name of Person Filing:

                  (i) Level Radar Master Fund, Ltd. with respect to Units
            beneficially owned by it.

                  (ii) Level Global Investors, L.P. with respect to Units
            beneficially owned by Level Radar Master Fund, Ltd.

Item 2 (a)        (iii) Level Global, L.L.C. with respect to Units beneficially owned by Level Global Investors, L.P. and Level Radar Master Fund, Ltd.

                  (iv) David Ganek with respect to Units beneficially owned by
            Level Global, L.L.C, Level Global Investors, L.P. and Level Radar Master Fund, Ltd.

                  (v) Anthony Chiasson with respect to Units beneficially owned by Level Global, L.L.C, Level Global Investors, L.P. and Level Radar Master Fund, Ltd.

            --------------------------------------------------------------------

            Address of Principal Business Office or, if none, Residence:

            The address of the principal business office of Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony
Item 2 (b)  Chiasson is 537 Steamboat Road, Suite 400, Greenwich, Connecticut
            06830. The address of the principal business office of Level Radar Master Fund, Ltd. is c/o Citco Fund Services (Bermuda) Limited, Washington Mall West, 2nd Floor, 7 Reid Street, Hamilton HM 11 Bermuda.

            --------------------------------------------------------------------

            Citizenship:

Item 2 (c)  Level Global Investors, L.P. is a Delaware limited partnership.
            Level Global, L.L.C. is a Delaware limited liability company. Level Radar Master Fund, Ltd. is an exempted company incorporated under the laws of the Cayman Islands. David Ganek and Anthony Chiasson are United States citizens.

            --------------------------------------------------------------------

            Title of Class of Securities:
Item 2 (d)
            Units (comprised of 1 share of Common Stock and 2 Warrants)

            --------------------------------------------------------------------

Item 2 (e)  CUSIP Number:   824564207

            --------------------------------------------------------------------

Item 3      Not Applicable

Item 4      Ownership.

            The percentages used herein are calculated based upon the shares of Common Stock issued and outstanding as of December 21, 2006 as reported by Shine Media Acquisition Corp.

                  (i) Level Radar Master Fund, Ltd. has shared voting and
            dispositive powers with respect to 500,000 Units (representing 500,000 shares of Common Stock) which constitutes approximately 6.55% of the Common Stock outstanding as of such date. Level Radar Master Fund, Ltd. does not have sole voting or dispositive powers with respect to such Units.

                  (ii) Level Global Investors, L.P. has shared voting and
            dispositive powers with respect to 500,000 Units (representing 500,000 shares of Common Stock) which constitutes approximately 6.55% of the Common Stock outstanding as of such date. Level Global Investors, L.P. does not have sole voting or dispositive powers with respect to such Units.

                  (iii) Level Global, L.L.C. has shared voting and dispositive powers with respect to 500,000 Units (representing 500,000 shares of Common Stock) which constitutes approximately 6.55% of the Common Stock outstanding as of such date. Level Global, L.L.C. does not have sole voting or dispositive powers with respect to such Units.

                  (iv) David Ganek has shared voting and dispositive powers with respect to 500,000 Units (representing 500,000 shares of Common Stock) which constitutes approximately 6.55% of the Common Stock outstanding as of such date. David Ganek does not have sole voting or dispositive powers with respect to such Units.

                  (v) Anthony Chiasson has shared voting and dispositive powers with respect to 500,000 Units (representing 500,000 shares of Common Stock) which constitutes approximately 6.55% of the Common Stock outstanding as of such date. Anthony Chiasson does not have sole voting or dispositive powers with respect to such Units.

            Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony Chiasson do not directly own Units. Pursuant to an investment management agreement, Level Global Investors, L.P. shares all voting and investment powers with respect to the securities held by Level Radar Master Fund, Ltd. Level Global, L.L.C. acts as the general partner of Level Global Investors, L.P. David Ganek and Anthony Chiasson control Level Global Investors, L.P. and Level Global, L.L.C.

Item 5      Ownership of Five Percent or Less of a Class

                                 Not applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person

                                 Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                                 Not applicable

Item 8      Identification and Classification of Members of the Group

                                 Not applicable

Item 9      Notice of Dissolution of Group

                                 Not applicable

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 2, 2006                  Level Radar Master Fund, Ltd.

                                         By: Level Global Investors, L.P., as
                                         investment manager to Level Radar
                                         Master Fund, Ltd.

                                         By: Level Global, L.L.C., as general
                                         partner of Level Global Investors, L.P.


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name:  David Ganek
                                             Title: Senior Managing Member


                                         Level Global Investors, L.P.

                                         By: Level Global, L.L.C., as general
                                         partner of Level Global Investors, L.P.


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name:  David Ganek
                                             Title: Senior Managing Member


                                         Level Global, L.L.C.


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name:  David Ganek
                                             Title: Senior Managing Member


                                         David Ganek


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name:  David Ganek
                                             Title: Senior Managing Member,
                                             Level Global, L.L.C.

                                         Anthony Chiasson


                                         By: /s/ Anthony Chiasson
                                             -----------------------------------
                                             Name:  Anthony Chiasson
                                             Title: Managing Member, Level
                                             Global, L.L.C.